Exhibit 99.1

Media: Colleen Parr Dekker +1.317.989.7011 colleen_parr_dekker@elanco.com

Investor Relations: Tiffany Kanaga +1.302.897.0668 kanaga_tiffany@elanco.com

Elanco Announces Restructuring to Drive Synergies from Bayer Animal Health Acquisition

Initial Actions Expected to Create at Least $100 Million in Annual Savings

De-Leveraging Begins with $100 Million Term Loan Repayment

GREENFIELD, Ind. (September 30, 2020) Elanco Animal Health Incorporated (NYSE: ELAN) today announced its first business restructuring just two months following the closing of its acquisition of Bayer Animal Health. The company also noted it has started to de-lever by making a $100 million payment on its term loan.

Elanco leadership has quickly evaluated the capabilities, structure and staffing of the combined business required to meet its goal of being an agile, fit-for-purpose global leader dedicated exclusively to animal health. As part of this effort, today the company is announcing its intent to eliminate more than 900 positions across nearly 40 countries, primarily in Sales and Marketing, but also R&D, Manufacturing and Quality, and back office support. These actions begin to reduce duplication, drive efficiency and optimize the company’s footprint across geographies, particularly Basel, Switzerland.

The outlined initiatives are the first phase of Elanco’s disciplined process to capture greater value. These efforts build on Elanco’s productivity agenda in its Innovation, Portfolio and Productivity (IPP) Strategy, which has included consolidating suppliers and contract manufacturers.

“The team has rapidly applied our historic integration experience to move with speed and decisiveness and capture initial synergies even during the continued challenges created by the COVID-19 pandemic,” said Jeff Simmons, president and CEO of Elanco. “After our early view of the combined business, we have full confidence in delivering $275 million to $300 million in synergies, with the first two-thirds coming in the first 30 months. Today’s actions will reduce duplication and increase efficiency within our global footprint, while the team builds longer term plans around procurement savings, SKU optimization and streamlining manufacturing processes. While decisions that affect our employees are always difficult, we remain committed to treating affected employees with our guiding value of respect and following all local consultation processes.”

The cost of the proposed actions is expected to be between $190 million and $210 million with approximately $170 million to $190 million in severance and approximately $20 million in asset impairments and other charges. As part of the transaction with Bayer A.G., $35 million was reflected in the purchase price attributable to Elanco’s restructuring costs. Cash severance payments will be distributed over the next two years. Elanco expects to incur a restructuring charge of $130 million to $145 million in Q3 2020 along with $40 million to $45 million in Q4 2020. The remaining estimated $20 million will be incurred in 2021. Elanco expects to realize at least $100 million of annual compensation and benefits savings toward the planned synergy goal of $275 million to $300 million.

“We see the deal rationale coming to life as we bring together our longstanding focus on the veterinarian with Bayer’s direct-to-consumer expertise to open new opportunities, particularly given pet owners’ increased desire to access care and products via online, retail, telemedicine, and direct to the doorstep channels,” Simmons said. “Our team is focused on making the tough decisions that drive value quickly while enabling our innovation and growth strategies. Most importantly, moving so fast in our commercial areas means we now have a larger, stronger team in place supporting customers to enhance our overall commercial competitiveness. Today’s proposed actions will ultimately better position us to advocate for our customers, and to deliver solutions to their greatest unmet needs.”

De-Leveraging Begins

Elanco has also started repayment against its loan that funded the Bayer Animal Health acquisition. On September 25, Elanco repaid $100 million of its $4.275 billion Term Loan B.

“With the acquisition closed and working capital needs established, we have sufficient liquidity to begin de-leveraging thanks to strong cash flow in Q2 2020,” said Todd Young, executive vice president and CFO of Elanco. “We will continue to repay debt from our operating cash flow in 2021 with a focus on our $500 million note, which is due in August 2021.”

ABOUT ELANCO

Elanco Animal Health Incorporated (NYSE: ELAN) is a global leader in animal health dedicated to innovating and delivering products and services to prevent and treat disease in farm animals and pets, creating value for farmers, pet owners, veterinarians, stakeholders, and society as a whole. With nearly 70 years of animal health heritage, we are committed to helping our customers improve the health of animals in their care, while also making a meaningful impact on our local and global communities. At Elanco, we are driven by our vision of Food and Companionship Enriching life and our Elanco Healthy Purpose™ CSR framework – all to advance the health of animals, people and the planet. Learn more at www.elanco.com.

This press release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) about the anticipated cost savings, our ability to capture synergies as a result of our recent acquisition of Bayer Animal Health, and anticipated charges relating to the restructuring, and reflects Elanco’s current belief. Forward-looking statements are based on our current expectations and assumptions regarding our business and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. For further discussion of these and other risks and uncertainties, see Elanco’s most recent filings with the United States Securities and Exchange Commission. Except as required by law, Elanco undertakes no duty to update forward-looking statements to reflect events after the date of this release.